Exhibit 3.5.7

CERTIFICATE OF AMENDMENT

TO THE

CERTIFICATE OF FORMATION

OF

LEVEL 3 COMMUNICATIONS, LLC

Pursuant to Section 18-202 of the Delaware Limited Liability Company Act, Level 3 Communications, LLC, a Delaware limited liability company (“Company”), hereby certifies as follows:

The name of the Company is Level 3 Communications, LLC. The original Certificate of Formation of the Company was filed with the Delaware Secretary of State on December 1, 1997. The sole member of the Company has authorized and adopted the following amendment to the Company’s Certificate of Formation:

The Managers of the Company are:

Thomas C. Stortz

Kevin J. O’Hara

John F. Waters, Jr.

This Certificate of Amendment shall be effective on July 7, 2003.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Amendment this 7th day of July, 2003.

LEVEL 3 COMMUNICATIONS, LLC

By:	/s/ Thomas C. Stortz
Thomas C. Stortz, Manager

STATE OF COLORADO	)
) ss.
COUNTY OF BROOMFIELD	)

The foregoing instrument was acknowledged before me this 7th day of July, 2003, by Thomas C. Stortz, a Manager of Level 3 Communications, LLC, a Delaware limited liability company, on behalf of the company.

/s/ Kim Bartlett

[NOTARIAL SEAL]